Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2006, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of Perficient, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Houston, Texas

January 19, 2007